UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2025

GCT Semiconductor Holding, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41013	86-2171699
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2290 North 1st Street, Suite 201 San Jose, CA	95131
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 434-6040

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GCTS	NYSE
Warrants, each whole warrant exercisable for one share of Common Stock for $11.50 per share	GCTSW	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 15, 2025, GCT Semiconductor Holding, Inc., a Delaware corporation (the “Company”), entered into securities purchase agreements (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”), pursuant to which the Company agreed to issue and sell to the Purchasers in a registered direct offering (the “Offering”) an aggregate of 7,006,370 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and warrants (the “Warrants,” and together with the Shares, the “Securities”) to purchase up to 10,509,555 shares of Common Stock at a combined purchase price of $1.57 per Share and accompanying Warrant, for aggregate gross proceeds of approximately $11 million. The Offering closed on May 16, 2025. The Company intends to use the net proceeds from the Offering for working capital and other general corporate purposes.

The Warrants will have an exercise price of $1.71 per share, will be exercisable six months from issuance, and will expire five years following such initial date of exercise. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment in the event of, among other things, certain transactions affecting the Company’s Common Stock (including, without limitation, stock splits and stock dividends).

The issuance and sale of the Securities is registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-286316) as originally filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2025, and declared effective by the SEC on April 9, 2025, and the base prospectus included therein.

On May 15, 2025, the Company entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with Roth Capital Partners, LLC (“Roth”), pursuant to which Roth agreed to act as the Company’s exclusive placement agent in connection with the Offering. Pursuant to the terms of the Placement Agency Agreement, in consideration for its placement agent services, the Company agreed to pay Roth a cash fee in an amount equal to 7.0% of the aggregate gross proceeds received by the Company in connection with the Offering.

In addition, pursuant to the Purchase Agreement, the Company and its directors, executive officers and other beneficial holders have entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which they agreed not to offer for sale, contract to sell, or sell any shares of the Company’s Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of the Company’s Common Stock, for a period of 60 days from the closing of the Offering, subject to certain customary exceptions.

The Purchase Agreement also provides that the Company may not, subject to the exceptions described in the Purchase Agreement, effect or enter into any Variable Rate Transactions (as defined in the Purchase Agreement) until six months after the closing date of the Offering.

A copy of the opinion of Morgan, Lewis & Bockius LLP relating to the legality of the issuance and sale of the Securities in the Offering is attached as Exhibit 5.1 hereto. The form of Warrant, the form of Purchase Agreement and the Placement Agency Agreement are filed as Exhibits 4.1, 10.1, and 10.2 hereto, respectively, and are incorporated herein by reference. The foregoing description of such documents and the transactions contemplated thereby is qualified in its entirety by reference to such exhibits.

Item 8.01. Other Events.

On May 15, 2025, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Exhibits and Financial Statements.

(d) Exhibits.

Exhibit No.	Description of Exhibit
4.1	Form of Warrant
5.1	Opinion of Morgan, Lewis & Bockius LLP
10.1*	Form of Securities Purchase Agreement dated May 15, 2025 between GCT Semiconductor Holding, Inc. and the Purchasers identified therein
10.2*	Placement Agency Agreement dated May 15, 2025 by and between GCT Semiconductor Holding, Inc. and Roth Capital Partners, LLC
99.1	Press Release of GCT Semiconductor Holding, Inc., dated May 15, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Certain of the exhibits and schedules have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GCT SEMICONDUCTOR HOLDING, INC.

May 16, 2025	By:	/s/ Edmond Cheng
	Name:	Edmond Cheng
	Title:	Chief Financial Officer